Exhibit 99(a)

Press Contacts:	Greg Reaves	Investor Contact:	Laura Jordan

	(908) 423-6022		(908) 423-5185

Gwen Fisher

(908) 423-6154

MERCK’S EARNINGS PER SHARE INCREASE 8% FOR 2001, DRIVEN BY THE STRONG
PERFORMANCE OF FIVE KEY PRODUCTS

•	Five Key Products Achieve Sales Growth of 26% for Full-year 2001

– ZOCOR Worldwide Sales Increase by 26%

– VIOXX Worldwide Sales Increase by 18%

– COZAAR/HYZAAR Worldwide Sales Increase by 11%

– FOSAMAX Worldwide Sales Increase by 38%

– SINGULAIR Worldwide Sales Increase by 60%

•	Merck Submits New Drug Application (NDA) to FDA for ARCOXIA, an Investigational COX-2 Selective Medicine for the Treatment of Various Forms of Arthritis and Pain

•	Merck/Schering-Plough Pharmaceuticals Submits NDA to FDA for ZETIA, an Investigational Cholesterol Absorption Inhibitor

•	Merck-Medco Increases Volume of Prescriptions Managed by 19%

WHITEHOUSE STATION, N.J., Jan. 22, 2002 – Merck & Co., Inc. today announced that earnings per share for 2001 were $3.14, an increase of 8% over 2000. Net income grew 7% to $7,281.8 million. Sales grew 18% to $47.7 billion for the year.

         For the fourth quarter of 2001, earnings per share were $0.81, an increase of 8% over the fourth quarter of 2000. Fourth-quarter net income grew 5% to $1,860.9 million over the same period last year. Sales grew 10% in the fourth quarter of 2001 to $12.6 billion.

         Merck’s five key growth drivers – ZOCOR, VIOXX, COZAAR and HYZAAR*, FOSAMAX and SINGULAIR – collectively had increased sales of 20% and 26% for the fourth quarter and year, respectively, driving Merck’s human health sales performance. Overall, Merck’s human health sales grew 6% for 2001. Excluding the unfavorable effect from foreign exchange, the company’s human health sales grew by 5% and 8% for the fourth quarter and year, respectively. Sales outside of the United States accounted for 37%

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*	COZAAR and HYZAAR are registered trademarks of E.I. DuPont de Nemours & Company, Wilmington, DE, USA.

of the company’s human health sales growth for 2001. The company’s overall sales growth also benefited from the Merck-Medco business, which increased 15% and 31% for the quarter and year, respectively.

         Marketing and Administrative expenses for the fourth quarter decreased 12%, resulting in a full-year increase of 1%. Total Marketing and Administrative spending for the fourth quarter is in line with spending levels in the prior quarter of 2001. The moderation of Marketing and Administrative expense growth in the fourth quarter reflects, to a great extent, the success of operational-efficiency initiatives focused on the fundamental redesign of work processes as well as leveraging technology to permanently reduce administrative expenses within the company’s overall cost structure. Full-year marketing expenses reflect Merck’s increased resource commitment to its five key growth drivers, including the addition of 1,000 new sales representatives in the United States in 2001 and continued refinement of the promotion and direct-selling spending mix to maximize product-sales performance. Research and Development expenses were $2.5 billion for 2001, a 5% increase for the year, reflecting the company’s ongoing commitment to scientific innovation.

         “Our five key growth drivers, which also are our five largest products, now account for 68% of Merck’s worldwide human health sales and continue to lead Merck’s income growth,” said Raymond V. Gilmartin, chairman, president and chief executive officer. “These medicines are true breakthroughs – they offer novel approaches to disease treatment, help large, underserved patient populations and are effective, well-tolerated and convenient. The market-growth potential for these medicines remains strong.”

Five Key Medicines Offer Continued Growth Opportunities

         ZOCOR, Merck’s cholesterol-modifying medicine, had another strong quarter with worldwide sales reaching $2.1 billion for the period. Total global sales for 2001 were $6.7 billion, a 26% increase over 2000. A highlight this year for ZOCOR was Oxford University’s Heart Protection Study (HPS), the largest study ever on statins, which demonstrated that ZOCOR 40 mg saved lives by significantly reducing the risk of heart attack and stroke in a broad range of patients with or at high risk for heart disease, including patients with average or below average cholesterol levels. In addition, preliminary results from the study, which were presented at the American Heart Association meeting in November, demonstrated that ZOCOR significantly reduced the risk of stroke and heart attacks for several distinct populations with and without elevated cholesterol, including diabetes patients, stroke victims and women with or at high risk of heart disease. Results from HPS showed that

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ZOCOR 40 mg was well tolerated throughout the five-year study. HPS results and the National Cholesterol Education Program changes in 2001 significantly broaden the patient population considered eligible for cholesterol-control medicines.

         VIOXX was the product leader in 2001 within the coxib class for new prescription volume growth in the United States. Pain relief and gastrointestinal safety continue to be the primary needs in the arthritis and pain market. In December, VIOXX was approved for relief of acute pain and pain from dysmenorrhea in 13 member states of the European Union and in Norway and Iceland. For the year, VIOXX achieved $2.6 billion in sales, an increase of 18%, with $550 million in the fourth quarter.

         COZAAR and HYZAAR, Merck’s high-blood pressure medicines, together are the No. 1 angiotensin II antagonists (AIIAs) worldwide despite intense competition. For the year, sales for the two products reached $1.9 billion, an increase of 11%, with $470 million in the fourth quarter. In the RENAAL study, which was published in September in The New England Journal of Medicine, COZAAR demonstrated that it is the first and only antihypertensive to confer a significant reduction in End-stage Renal Disease (ESRD) in Type 2 diabetes, which continues to be a worldwide public health concern. Merck continues to support the growth of COZAAR and HYZAAR with ongoing investment in two large outcomes studies, LIFE and OPTIMAAL. LIFE study results will be presented at the American College of Cardiology meeting in March.

         Global sales of FOSAMAX, the leading product worldwide for the treatment of postmenopausal osteoporosis, were $470 million this quarter. Full-year global sales were $1.8 billion, a 38% increase over 2000. The largest study of osteoporosis, the National Osteoporosis Risk Assessment, found that almost half of the more than 200,000 postmenopausal women assessed in the study had low bone mass, putting them at increased risk of bone fractures. Recently published in the Journal of the American Medical Association, the study suggests that millions of women aged 50 and older who have not been assessed for osteoporosis may be at increased risk of fracturing a bone, underscoring the significant market opportunity for FOSAMAX. In 2001, FOSAMAX was launched in Japan, the world’s second largest prescription drug market, under the trade name FOSAMAC by Banyu Pharmaceutical Co., Ltd., Merck’s majority-owned Japanese affiliate. Merck licensee Teijin Limited is co-marketing FOSAMAX in Japan under the trade name BONALON.

         FOSAMAX Once Weekly, the first and only oral once-weekly treatment for osteoporosis and an excellent example of Merck’s scientific innovation, has received rapid physician and patient acceptance since its introduction in 2000. Launched in 30 markets worldwide, the once-weekly medicine has accelerated the growth of the FOSAMAX brand, extending Merck’s leadership in several markets, including in the United States.

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         SINGULAIR, Merck’s once-a-day leukotriene antagonist, remains the No. 1 prescribed asthma controller in the United States and is the most widely used medicine of its kind. This year Banyu and Merck licensee Kyorin Pharmaceutical Co., Ltd. launched SINGULAIR in Japan under the trademarks SINGULAIR and KIPRES, respectively. Global sales for SINGULAIR this quarter were $350 million. Total 2001 global sales were $1.4 billion, an increase of 60% over 2000.

         The company has completed its Phase III trials for the use of SINGULAIR in allergic rhinitis and plans to file for regulatory approval early this year. Allergic rhinitis affects more than 60 million people in the United States alone each year.

Merck Submits New Drug Applications

         At its December 2001 Annual Business Briefing for securities analysts, Merck announced plans to file applications for or launch 11 new medicines between 2002 and 2006. These pipeline products have the potential to offer novel approaches to disease treatments, help large patient populations and are effective, well tolerated and convenient.

         The company has submitted a New Drug Application (NDA) for ARCOXIA, a COX-2 selective medicine, to the U.S. Food and Drug Administration (FDA) as well as to other regulatory agencies around the world. Merck seeks indications for ARCOXIA for the treatment of osteoarthritis, rheumatoid arthritis, acute pain, chronic pain and dysmenorrhea (menstrual pain).

         Merck/Schering-Plough Pharmaceuticals announced that it submitted an NDA to the FDA seeking approval of ZETIA Tablets, an investigational cholesterol absorption inhibitor, to be administered alone or with any statin for the treatment of hypercholesterolemia (elevated cholesterol levels).

Merck-Medco Increases Volume of Prescriptions Managed by 19%

         Merck-Medco continued its strong performance in 2001. For the year, the volume of prescriptions managed increased 19% to more than 537 million and drug spend increased 27% to nearly $30 billion, as a result of adding new clients such as IBM and UnitedHealth Group.

         Continuing as the world’s largest Internet pharmacy, merckmedco.com processed 2 million prescriptions in the fourth quarter, an approximately 60 percent increase over fourth-quarter 2000. For the full year, merckmedco.com processed more than 7 million prescriptions, a 71% increase over 2001. The Internet pharmacy is now processing more than 180,000 prescriptions per week. Its total prescription sales exceeded those of all other major online pharmacies combined.

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Merck Remains Comfortable with 2002 Earnings Per Share Estimates

         Calling 2002 a transition year, Merck issued a press release providing full-year 2002 financial guidance at its Dec. 11, 2001, Annual Business Briefing for securities analysts. At this meeting, the company said it anticipates full-year 2002 earnings per share to be at the same level as full-year 2001 results and expects to deliver double-digit earnings per share growth in 2003. Merck remains comfortable with the guidance provided on Dec. 11. Please see page 8 of this news release for a breakdown of Merck’s full-year 2002 financial guidance.

         Investors are invited to listen to a live webcast of Merck’s fourth quarter earnings conference call today at 10:30 a.m., Eastern Time, by visiting Merck’s corporate website at www.merck.com. The call will be available for replay on the Merck website until Jan. 29, 2002.

         Merck & Co., Inc. is a leading research-driven pharmaceutical products and services company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures. Merck-Medco manages pharmacy benefits for employers, insurers and other plan sponsors, encouraging the appropriate use of medicines and providing health management programs. Through these complementary capabilities, Merck works to improve quality of life and contain overall health-care costs.

         This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Item 1 of our Form 10-K for the year ended Dec. 31, 2000, and in our periodic reports on Form 10-Q and Form 8-K (if any) which we incorporate by reference.

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         The following tables show the financial results for Merck & Co., Inc. and subsidiaries for the quarter and twelve months ended Dec. 31, 2001, compared with the corresponding periods of the prior year.

	(In Millions Except Earnings per Common Share)
	Quarter Ended Dec. 31

			%
	2001	2000	Change

Sales	$12,558.0	$11,467.3	10%

Costs, Expenses and Other

Materials and production	7,642.4	6,570.6	16 *

Marketing and Administrative	1,555.4	1,774.1	-12

Research and development	716.4	662.4	8

Equity income from affiliates	(128.2)	(145.5)	-12

Other (income) expense, net	113.5	94.6	20

Income Before Taxes	2,658.5	2,511.1	6

Taxes on Income	797.6	746.7

Net Income	1,860.9	1,764.4	5

Basic Earnings per Common Share	$0.82	$0.77	6

Earnings per Common Share Assuming Dilution	$0.81	$0.75	8

Average Shares Outstanding	2,274.0	2,304.8

Average Shares Outstanding Assuming Dilution	2,301.0	2,355.8

*	The increase in materials and production costs for the three months ended Dec. 31, 2001, is primarily driven by growth in the Merck-Medco business.

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	(In Millions Except Earnings per Common Share)
	12 Months Ended Dec. 31

			%
	2001	2000	Change

Sales	$47,715.7	$40,363.2	18%
Costs, Expenses and Other

Materials and production	28,976.5	22,443.5	29 *

Marketing and Administrative	6,224.4	6,167.7	1

Research and development	2,456.4	2,343.8	5

Equity income from affiliates	(685.9)	(764.9)	-10

Other (income) expense, net	341.7	349.0	-2

Income Before Taxes	10,402.6	9,824.1	6

Taxes on Income	3,120.8	3,002.4

Net Income	7,281.8	6,821.7	7

Basic Earnings per Common Share	$3.18	$2.96	7

Earnings per Common Share Assuming Dilution	$3.14	$2.90	8

Average Shares Outstanding	2,288.3	2,306.9

Average Shares Outstanding Assuming Dilution	2,322.3	2,353.2

*	The increase in materials and production costs for the twelve months ended Dec. 31, 2001, is primarily driven by growth in the Merck-Medco business.

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Merck Financial Guidance

Worldwide (WW) gross sales will be driven by Merck’s five key growth drivers. Sales forecasts for those products are as follows:

Product	2002 ($billions)

ZOCOR	$7.1 – 7.4

COXIBS (VIOXX & ARCOXIA)	$2.8 – 3.1

COZAAR & HYZAAR	$2.2 – 2.5

FOSAMAX	$2.0 – 2.3

SINGULAIR	$1.6 – 1.8

•	As expected, combined WW sales of VASOTEC, PEPCID, MEVACOR and PRINIVIL, all of which had U.S. market exclusivity ending between 2000 and 2002, should decline in total to approximately $1.8 to $2.0 billion.

•	Under an agreement with AstraZeneca (AZN), Merck receives supply payments at predetermined rates on the U.S. sales of certain products by AZN, most notably PRILOSEC and NEXIUM. The U.S. product patent on PRILOSEC expired in 2001. Accordingly, Merck anticipates that the total supply payments that the Company receives from AZN will decline in 2002.

•	Marketing and administrative expense for 2002 is estimated to grow in the low single digits over the full year 2001 expense.

•	Research and development expense is estimated to be $2.9 billion in 2002.

Other P&L Components

•	Merck-Medco sales in 2002 are estimated to range from $29 to $30 billion.

•	The growth rate of Merck-Medco will moderate the company’s gross margin. In addition, in 2002, the strong growth rate of COZAAR, for which Merck shares profits in North America with DuPont, will have a slight negative impact on the human health overall gross margin. As a result, the total company gross margin is estimated to be 37%.

•	The company’s 2002 tax rate is estimated to be approximately 30.0% to 30.5%, which is consistent with the full year 2001 rate of 30.0%.

•	2002 will include the benefit of FAS 142 implementation regarding goodwill amortization.

Merck anticipates full-year 2002 earnings per share consistent with 2001 full-year results. To achieve this result, it would be reasonable to anticipate an earnings per share growth rate in the second half of 2002 moderately better than the growth rate in the first half of 2002. The company expects to deliver double-digit earnings per share growth in 2003.

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